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                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS


Arpeggio Acquisition Corporation
New York, NY

        We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 21, 2004 relating to the financial statements of Arpeggio Acquisition Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

        We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, New York

April 23, 2004